EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of UDR, Inc. and in the related Prospectuses of our reports dated February 19, 2019,  with respect to the consolidated financial statements and schedule of UDR, Inc., and the effectiveness of internal control over financial reporting of UDR, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018:

Registration
Statement Number	Description

333-129743

Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan.

333-217491

Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270	Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock.

333-180553	Form S-3, pertaining to the registration of 2,569,606 shares of Common Stock.

333-183510	Form S-3, pertaining to the registration of 1,802,239 shares of Common Stock.

333-212727	Form S-3, pertaining to the registration of 16,137,973 shares of Common Stock.

333-160180	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

333-201192	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

333-75897	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

/s/Ernst & Young LLP
Denver, Colorado
February 19, 2019